Exhibit 10.1

HARMONY BIOSCIENCES, LLC

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), dated as of March 4, 2021, is made by and between Harmony Biosciences, LLC a Delaware limited liability company (the “Company”), and Sandip Kapadia (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive mutually desire for the Company to employ the Executive under the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and the Executive agree as follows:

ARTICLE I

EMPLOYMENT AND DUTIES

Section 1.01 Employment and Term. The term of the Executive’s employment under this Agreement (the “Term”) shall commence upon the date of the hire, on or about March 31, 2021 (“Commencement Date”), and shall continue until the occurrence of a termination event as described in this Agreement.

Section 1.02 Position and Duties. The Executive shall, during the Term, serve as Chief Financial Officer (CFO) of the Company, and shall report directly to the Chief Executive Officer (CEO). The Executive shall have the duties and responsibilities customarily associated with such position and will perform such other duties or serve in such other capacities as reasonably directed by the CEO from time to time consistent with his position(s) hereunder. The Executive’s principal work location shall be at the Company’s principal offices located in the Greater Philadelphia, PA area (subject to working from home due to state or local requirements regarding COVID-19).

Section 1.03 Scope. The Executive will devote substantially all of Executive’s business time, attention, skills and efforts to the performance of Executive’s duties. The Executive acknowledges that Executive’s duties and responsibilities require the Executive’s full-time business efforts, and agrees, except with the prior written consent of the Board, which shall not be unreasonably withheld, he shall not engage in any other business activity or interests which materially interfere or conflict with the performance of the Executive’s duties; provided, however, Executive shall not be prohibited from managing Executive’s personal investments, engaging in charitable, educational (including lectures and speaking engagements) or civic activities, or continuing to serve on the boards of directors on which Executive served on as of the Commencement Date and which have previously been disclosed to the Company.

ARTICLE II

COMPENSATION AND BENEFITS

Section 2.01 Base Salary. During the Term, the Company will pay the Executive a bi-monthly base pay of $19,375.00 which, when annualized, is equivalent to a base salary (the “Base Salary”) of $465,000 per year. The Base Salary will be reviewed annually, but may only be decreased during the Term in connection with a one -time across-the-board annual base salary reduction of the other members of the Company’s senior management team of no more than 10% (in which case such increased or decreased amount shall be the “Base Salary”).

Section 2.02 Bonus. During the Term, the Executive shall be eligible to receive annual discretionary bonuses in the form of short-term cash incentive compensation (the “Short Term Incentive”), in an amount (if any) to be determined by the CEO, in the CEO’s sole, nonreviewable discretion, based upon the Executive’s performance meeting established individual goals and objectives to meet the growth strategy of the Company, as well as the Company’s overall performance. Without limiting the generality of the CEO’s discretion, the Executive’s target Short Term Incentive per annum shall be 50% of the Executive’s Base Salary (the “Target Bonus”). Any Short Term Incentive shall be deemed earned on the date it is paid, provided, however, that, except as otherwise provided in Article III of this Agreement, the Executive must be employed by the Company on the date the Short-Term Incentives are paid in order for the Executive to be entitled to receive any payment of Short Term Incentive. The payment of the Short Term Incentive (if any) will be determined in the Company’s sole discretion and paid to the Executive (to the extent payable) on the date on which annual bonuses are paid generally to the Company’s senior executives; however, in no event will any Short Term Incentive be paid later than March 15th following the year to which it pertains.

Section 2.03 Parent Equity. On, or within (30) days following commencement date, the Company shall grant the Executive equity in the Company’s parent company, Harmony Biosciences Holdings, Inc. (“Parent”) in the form of (a) 60,000 Restricted Stock Units (RSUs) (the “Initial RSU Award”), and (b) 230,000 stock options for Parent common stock with an exercise price equal to the fair market value of a share of Parent’s common stock on the grant date (the Initial Option Award”), with both (a) and (b) subject to the terms of the Harmony Biosciences Holdings, Inc. 2020 Incentive Award Plan (the “Plan”); provided, however, (i) fifty percent (50%) of the Initial RSU Award shall vest on the second anniversary of the Commencement Date and twenty-five percent (25%) of the Initial RSU Award shall vest on each of the two following anniversaries of the Commencement Date; and (ii) fifty percent (50%) of the Initial Option Award shall vest on the second anniversary of the Commencement Date and the remaining Options shall vest in substantially equal monthly installments on each subsequent monthly anniversary of the Commencement Date.

Section 2.04 Expenses. Subject to the Company’s standard policies and procedures for expense reimbursement as applied to its executive employees generally, the Company shall reimburse the Executive for, or pay on behalf of the Executive, reasonable out-of-pocket business expenses incurred by the Executive on behalf of the Company, including airfare and other approved travel expenses as provided for in the Company’s standard travel policies and procedures.

Section 2.05 Sign-on Bonus. In consideration of the compensation foregone from Executive’s current employer, Executive will receive a sign-on bonus of $350,000 (subject to applicable tax and other withholding), paid to Executive in two installments. The first installment will be $175,000 and paid no later than June 15, 2021. The second installment will be $175,000 and paid on June 15, 2022. Both payments require that Executive be an active employee in good standing at the time of payment. If Executive resigns without Good Reason within twelve (12) months after receiving the first installment or within twelve (12) months after receiving the second installment, Executive must pay back to the Company the full amount of such installment payment on an after tax basis. If Executive is terminated without Cause, resigns with Good Reason, or Executive’s employment terminates due to death or disability, any unpaid installment of the Sign-On Bonus shall be paid to Executive (or Executive’s estate, if applicable) with 15 days of Executive’s termination, and Executive (or Executive’s estate, if applicable) need not repay any portion of the Sign-On Bonus.

Section 2.06 Other Company Benefits. During the Term, the Executive shall be eligible to participate in all employee benefit plans and programs maintained by the Company that are available to other similarly-situated Company executive officers, subject to the terms and conditions of such plans and programs which may be amended from time to time by the Company, and shall be entitled to the same indemnification, advancement of expenses and liability insurance coverage as provided to other similarly-situated Company executive officers.

Section 2.07 Vacation. During the Term, the Executive shall be entitled to accrue up to 20 paid vacation days in each full calendar year, which shall be accrued at a rate of 1.67 days per full calendar month. The Company’s vacation policies and practices shall apply to vacations. The Executive shall also be entitled to all paid holidays given by the Company generally to its executives. Unless otherwise required by law or express, written Company policy, any accrued, unused vacation days remaining at the end of a given calendar year during the Executive’s employment or remaining on the Termination Date (as defined, below) shall be forfeited and the Executive shall not be paid therefore. Notwithstanding the foregoing sentence, the Company may, as determined in its sole discretion, permit the Executive to carry over some, all or none of any accrued unused vacation days from one calendar year into the next calendar year during the Executive’s employment with the Company.

ARTICLE III

TERMINATION

Section 3.01 Termination of Employment. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon Executive’s death.

(b) Disability. The Company may terminate the Executive’s employment if Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period (“Disability”). If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3.01(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.

(c) Termination by the Company for Cause. The Company may terminate the Executive’s employment hereunder at any time for Cause. “Cause” shall exist with respect to the Executive for purposes of this Agreement if the CEO in consultation with the Board has made a good-faith determination that Executive has:

(i) willfully failed to perform Executive’s material duties (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness);

(ii) willfully failed to comply with any valid and legal directive of the CEO;

(iii) engaged in dishonesty, illegal conduct or misconduct, which is, in each case, materially injurious to the Company or any of its affiliates or any member of the Company Group (as defined below);

(iv) embezzled, misappropriated funds or other assets or committed fraud, whether or not related to the Executive’s employment with the Company;

(v) been convicted of or pleaded guilty or nolo contendere in respect of any crime that constitutes a felony (or state law equivalent) or any other crime that constitutes a misdemeanor involving theft or dishonesty, or that otherwise disqualifies Executive from fully serving in his role under SEC or NASDAQ rules, whether or not related to the Executive’s employment with the Company;

(vi) willfully violated a material policy of the Company; and/or

(vii) materially breached any material obligation under this Agreement.

Notwithstanding anything to the contrary contained herein, if the Executive is terminated by the Company for Cause, but an arbitrator or court makes a determination, which determination is not subject to further appeal or after any right to appeal has expired, that Cause did not exist, then such termination shall be deemed a termination without Cause for all purposes hereunder.

(d) Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. A termination without Cause is any termination that does not: (i) constitute a termination by the Company for Cause under Section 3.01(c); (ii) result from the death or Disability of the Executive under Sections 3.01(a) or (b); or (iii) result from the Executive’s resignation for any reason (including, without limitation, Executive’s resignation with or without Good Reason and any Accelerated Resignation (each, as defined below)).

(e) Termination by the Executive. The Executive may terminate the Executive’s employment hereunder at any time for any reason, including but not limited to with or without Good Reason, subject to applicable notice periods and requirements as set forth herein. “Good Reason” means, for purposes of this Agreement, the occurrence of any one or more of the following events without the Executive’s prior written consent: (a) the assignment to the Executive of any duties materially and adversely inconsistent with the Executive’s position, duties and responsibilities (including reporting relationships or status with the Company), or a material reduction in the scope of the Executive’s duties or responsibilities (including reporting relationships), or in Executive’s position or title; (b) a material reduction in the Executive’s Base Salary and/or Target Bonus, except for across-the-board annual base salary reductions or target bonus reductions for the Company’s senior executives; (c) the Company’s (i) relocation of its principal executive office in the Greater Philadelphia, PA area to a location more than fifty miles (or such longer distance that is the minimum permissible distance under the circumstances for purposes of the involuntary separation from service standards under the Treasury Regulations or other guidance under Section 409A) from such principal executive office and (ii) requiring the Executive to relocate Executive’s principal work location to such new principal executive office (except for required travel on business for the Company Group), but only if such relocation results in a material increase to Executive’s normal daily commute; (d) in the case of a Change in Control, the failure of the Company to cause a successor entity to assume and agree to perform this Agreement; or (e) any material breach by the Company of any material provision of this Agreement. Notwithstanding the foregoing, the Executive’s employment will not be deemed to have resigned for Good Reason unless (i) the Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Executive to constitute Good Reason within 30 days after the date of the occurrence of any event that the Executive knows or should reasonably have known to constitute Good Reason, (ii) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (iii) the effective date of the Executive’s resignation with Good Reason occurs no later than 30 days after the expiration of the Company’s cure period.

(f) Notice of Termination. Except for termination as specified in Section 3.01(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g) Termination Date. “Termination Date” shall mean: (i) if the Executive’s employment is terminated on account of Executive’s death under Section 3.01(a), the date of Executive’s death; (ii) if the Executive’s employment is terminated on account of disability under Section 3.01(b) or by the Company for Cause under Section 3.01(c), the date on which a Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company without Cause under Section 3.01(d), the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 3.01(e) without Good Reason, 30 days after the date on which a Notice of Termination is given; and (v) if the Executive’s employment is terminated by the Executive under Section 3.01(e) with Good Reason, the effective date of such termination as determined under Section 3.01(e) with respect to a termination with Good Reason. Notwithstanding the foregoing, in the event that the Executive resigns for any reason (other than a resignation with Good Reason) and gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Termination Date to any earlier effective date (an “Accelerated Resignation”) and such Accelerated Resignation shall not result in or be treated as a termination by the Company as of such earlier effective date for purposes of this Agreement.

Section 3.02 Accrued Obligations. In the event of any termination of the Executive’s employment pursuant to Section 3.01 above, the Executive shall be entitled to receive Executive’s Accrued Obligations. As used in this Agreement, “Accrued Obligations” shall mean: (i) the Executive’s earned but unpaid Base Salary through the Termination Date and accrued vacation if consistent with company policy; (ii) any unpaid expense or other reimbursements due pursuant to Section 2.04 hereof; and (iii) vested employee benefits in accordance with the terms of the applicable employee benefit plans.

Section 3.03 Compensation in the Event of Termination Without Cause or by the Executive With Good Reason not in Connection with a Change in Control. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3.01(d), or the Executive terminates Executive’s employment for Good Reason as provided in Section 3.01(e), then the Company shall pay the Executive Executive’s Accrued Obligations. In addition, subject to the Executive signing a general release and waiver of claims in favor of the Company, the other members of the Company Group and related persons and entities substantially in the form attached hereto as Exhibit A (the “General Release Agreement”) and the General Release Agreement becoming irrevocable, all within 60 days after the Termination Date, and further subject to the Executive’s compliance with Article IV, the Executive shall be entitled to receive:

(a) a cash amount equal to 12 months of the annual Base Salary as in effect immediately prior to the Termination Date (but not taking into account any reduction constituting Good Reason), paid in substantially equal installments as salary continuation for the 12 months immediately following the Termination Date (such 12 month period, the “Severance Period”) in accordance with the Company’s normal payroll practices, provided that notwithstanding the foregoing, in no event shall any installment of such severance payments be paid prior to the sixtieth (60th) day following the Executive’s Termination Date (the “Delayed Start Date”) and any such installment that otherwise would have been paid between the Executive’s Termination Date and the Delayed Start Date shall instead be paid in a lump sum on the Delayed Start Date (without interest);

(b) Subject to (x) the Executive’s timely election of continuation coverage under Code Section 4980B (“COBRA”) and (y) the Executive’s continued copayment of premiums at the same level and cost to the Executive as if the Executive were an active employee of the Company, payment or reimbursement (as applicable) for the premiums for the Executive’s health, medical and dental insurance coverage under the Company’s group health plans, during the Severance Period (or until the date the Executive is eligible for health, medical and dental benefits by another employer, if earlier), to the same extent that the Company paid for such coverage immediately prior to the Executive’s termination, in a manner intended to avoid any excise tax under Code Section 4980D, subject to the eligibility requirements and other terms and conditions of such insurance coverage; and

(c) Outplacement services consistent with those services customarily provided by the Company to its key employees for up to 12 months immediately following the Termination Date or the date on which the Executive obtains other full-time employment, whichever occurs first.

(d) If the Termination Date occurs prior to the second anniversary of the Commencement Date: (i) fifty percent (50%) of the Initial Option Award shall vest immediately upon the Termination Date and remain exercisable for not less than twelve (12) months following the Termination Date and if the Termination Date occurs on or after the second anniversary of the Commencement Date, the unvested portion of the Initial Option Award that would vest in the immediately following twelve (12) months shall vest immediately upon the Termination Date and remain exercisable for not less than twelve (12) months following the Termination Date; and (ii) fifty percent (50%) of the Initial RSU Award shall vest immediately upon the Termination Date and if the Termination Date occurs on or after the second anniversary of the Commencement Date, the unvested portion of the Initial RSU Award that would vest in the immediately following twelve (12) months shall vest immediately upon the Termination Date.

(e) For the sake of clarity, the payments and benefits set forth under this Section 3.03 and Section 3.04 below shall be in lieu of, and Executive is not entitled to, any payments or benefits under the Harmony Biosciences, LLC Separation Plan, dated as of June 23, 2020 (the “Company Separation Plan”).

Section 3.04 Additional Compensation in the Event of Terminations in Connection with a Change in Control.

(a) Subject to the terms of this Agreement, if during the twelve (12) month period following a Change in Control (as defined in the Company’s 2020 Incentive Award Plan), the Executive’s employment is terminated by the Company without Cause as provided in Section 3.01(d), or the Executive terminates Executive’s employment for Good Reason as provided in Section 3.01(e), then, in addition to the benefits provided for in Section 3.03, and subject to the Executive’s timely execution and non-revocation of the General Release Agreement and the General Release Agreement becoming irrevocable, all within 60 days after the Termination Date, and further subject to the Executive’s compliance with Article IV, below: (i) the Executive shall be entitled to receive: (A) any portion of the Executive’s Target Bonus for the prior year remaining unpaid on the Termination Date, and (B) the Executive’s Target Bonus for the calendar year that includes the Termination Date, pro rated by multiplying the Target Bonus by a fraction the numerator of which is the number of days elapsed in the calendar year to and including the Termination Date and the denominator of which is 365, both payable in a lump sum within 15 days following the Termination Date; and (ii) the remaining unvested portion of both the Initial Option Award and the Initial RSU Award shall vest in full upon the later of the Termination Date or the date of the Change in Control.

Section 3.05 Resignation from Positions. Upon the termination of the Executive’s employment for any reason, the Executive shall immediately resign from each position held with the Company and its affiliates as of the Termination Date, including any position on the Board, if requested to do so by the Company.

ARTICLE IV

PROPRIETARY INFORMATION; RESTRICTIVE COVENANTS

Section 4.01 Definitions. As used in this Article, the following definitions apply:

(a) “Company Group” means the Company and its subsidiaries and Parent.

(b) “Competing Business” means any pharmaceutical or biotechnology company involved in demonstrable research, development or commercialization of products that compete or are expected to compete with the products and services being researched, developed, or commercialized by the Company Group.

Section 4.02 Confidential Information.

(a) Obligation to Maintain Confidentiality. The Executive acknowledges that the information, observations and data obtained by Executive during the course of Executive’s performance under this Agreement concerning the business and affairs of the Company Group, including, but not limited to, information concerning acquisition opportunities in or reasonably related to the business of the Company Group (“Confidential Information”), of which the Executive becomes aware during the Term are the property of the Company Group. Therefore, the Executive agrees that Executive will not disclose to any unauthorized Person or use for Executive’s own account any Confidential Information without the CEO’s written consent, unless and to the extent that the aforementioned matters (i) become generally known to and available for use by the public or within the Company’s industry, other than as a result of the Executive’s acts or omissions in breach of this Agreement, (ii) were known by the Executive prior to Executive’s commencement of employment with the Company (other than Confidential Information disclosed to the Executive in confidence in connection with the Executive’s employment with the Company or another Company Group company), (iii) is required to be disclosed pursuant to any applicable law, governmental or regulatory investigation, court order or subpoena, (iv) are in furtherance of the Executive’s duties under Section 1(a) hereof, or (v) the disclosure of such Confidential Information is expressly authorized by the Board in writing . In the event of the receipt of a subpoena or other legal compulsion, Executive shall provide notice to the Company so the Company may, at its option, interpose any objection it may have to any disclosure that otherwise would be prohibited by this confidentiality obligation, or seek a protective order to prevent such a disclosure. Executive agrees to cooperate fully in any efforts to prevent such a disclosure. The Executive agrees to destroy or deliver to the Company following Executive’s termination of employment, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company Group (including, without limitation, all acquisition prospects, lists and contact information) or containing Confidential

Information which Executive may then possess or have under Executive’s control; provided that nothing herein shall preclude the Executive from retaining (A) such documents and information as shall pertain to Executive’s rights hereunder or making such disclosure as shall be reasonably necessary to enforce any of the Executive’s rights hereunder, and (B) a copy of Executive’s contacts, calendar, and such other materials to the extent reasonably necessary for the filing of Executive’s personal taxes. Executive will only destroy electronic or paper documents if they exist in other formats at the Company and if doing so would not cause any damage to the Company. Otherwise, Executive will return them to the Company. Upon request by the Company, Executive shall provide certification of destruction detailing the steps taken and information destroyed. Employee’s obligations with respect to Confidential Information that does not constitute a trade secret under applicable law shall continue for five years following the termination of Executive’s employment for any reason. Employee’s obligations with respect to information that constitutes a trade secret under applicable law will continue for so long as such information remains a trade secret.

(b) Third Party Information. The Executive understands that the Company Group will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the part of the Company Group to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Term and thereafter, and without in any way limiting the provisions of Section 2(a) above, the Executive will hold Third Party Information in strictest confidence and will not disclose to anyone (other than personnel, consultants, attorneys, accountants and other advisors of the Company Group who need to know such information in connection with their work for the Company Group) or use such Third Party Information, except to the extent that (i) such Third Party Information shall have become generally known to and available for use by the public or within the Company’s industry, other than as a result of the Executive’s acts or omissions in breach of this Agreement, (ii) such Third Party Information is required to be disclosed pursuant to any applicable law, governmental or regulatory investigation, court order or subpoena, (iii) the use of such Third Party Information is in furtherance of the Executive’s duties under Section 1(a) hereof or (iv) the disclosure of such Third Party Information is expressly authorized by the Board in writing. In the event of receipt of a subpoena or other legal compulsion, Executive shall, if legally permitted, provide notice to the Company so the Company may, at its option, interpose any objection it may have to any disclosure that otherwise would be prohibited by this confidentiality obligation, or seek a protective order to prevent such a disclosure. Executive agrees to cooperate fully in any efforts to prevent such a disclosure at the Company’s expense.

(c) Pursuant to the Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of any Confidential Information that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if the Executive files a lawsuit for retaliation by his employer for reporting a suspected violation of law, the Executive may disclose trade secrets to his attorney and use the trade secret information in the court proceeding if the Executive: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

(d) Executive represents and warrants that Executive has (i) disclosed to the Company all agreements with current or former employers that restrict or purport to restrict Executive’s post-employment activities or impose post-employment obligations (e.g. confidentiality, noncompete, nonsolicitation agreements, etc.), and (ii) complied and will continue to comply with all of Executive’s continuing obligations to Executive’s current and former employers, including in particular any obligations not to retain, use, or disclose confidential information or solicit employees.

Section 4.03 Noncompetition and Nonsolicitation. The Executive acknowledges that in the course of Executive’s employment with the Company Executive will become familiar with trade secrets and other confidential information concerning the Company Group and that Executive’s services will be of special, unique and extraordinary value to the Company. Therefore, the Executive agrees that:

(a) Noncompetition. During the Term and for a period of one year thereafter, the Executive shall not, anywhere in the world, directly or indirectly, own, manage, control, participate in, consult with, render services that are similar to the services that Executive provided to the Company for, or in any manner engage in, any business that is a Competing Business as of the relevant date of determination. Nothing herein shall prohibit the Executive from (i) being a passive investor in mutual, hedge or private equity funds (or similar investment vehicles), or (ii) being a passive owner of not more than 5% of the outstanding stock of any class of any entity so long as the Executive has no active participation in the business of such entity. For purposes of this Agreement, the “relevant date of determination” shall mean (x) the date upon which the Executive commences to engage in such activity with respect to any activity commenced during the Term, or (y) the Termination Date with respect to any activity Executive commences to engage in after the Termination Date. Executive may provide services to a division, subsidiary or affiliate of an entity that has a separate division, subsidiary or affiliate that operates a Competing Business only if (i) neither Executive nor the division, subsidiary or affiliate to which Executive is providing service engages in activities of the Competing Business, (ii) Executive has no direct or indirect participation or involvement in the Competing Business and no substantive or business-related discussions with employees or officers of the Competing Business, (iii) the Competing Business is not based out of the same location where Executive is based, and (iv) Executive provides assurances upon request that Executive is completely “walled off” from the activity of the Competing Business.

(b) Nonsolicitation. During the Term and for a period of one year thereafter, the Executive shall not, other than in the good faith performance of Executive’s duties for the Company hereunder, directly or indirectly through another entity induce or attempt to induce any employee of the Company Group to leave the employ of any member of the Company Group. Notwithstanding the foregoing, this Section 4.03(b) shall not be violated by any general solicitation not targeted at Company employees or by Executive serving as a reference upon request.

Section 4.04 Enforcement. If, at the time of enforcement of Section 4.03, a court holds that the restrictions stated therein or herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because the Executive’s services are unique and because the Executive has access to Confidential Information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company and its successors or permitted assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

Section 4.05 Additional Acknowledgments. The Executive acknowledges that the provisions of this Article IV are in consideration of: (i) the Executive’s employment with the Company, (ii) the equity interests described in Section 2.03, above, (iii) the severance payments described in Article III, and (iv) additional good and valuable consideration as set forth in this Agreement. In addition, the Executive agrees and acknowledges that the restrictions contained in this Article IV do not preclude the Executive from earning a livelihood, nor do they unreasonably impose limitations on the Executive’s ability to earn a living. In addition, the Executive acknowledges (i) that the business of the Company Group is and will be international in scope and without geographical limitation, (ii) notwithstanding the state of incorporation/formation or principal office of the Company or any other member of the Company Group, it is expected that the Company Group has and will have business activities and valuable business relationships within its industry throughout the world, and (iii) as part of his responsibilities, the Executive will be traveling around the world in furtherance of the Company Group’s business and relationships. The Executive agrees and acknowledges that the potential harm to the Company Group of the non-enforcement of this Article IV outweighs any potential harm to the Executive of their enforcement by injunction or otherwise. The Executive acknowledges that Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon the Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of Confidential Information. The Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

ARTICLE V

MISCELLANEOUS

Section 5.01 Withholding. The Company shall withhold all applicable federal, state and local taxes, social security and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to the Executive.

Section 5.02 Section 409A.

(a) Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A or shall comply with the requirements of such provision. In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate reasonably to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible, while endeavoring to maintain the intended economic benefits of the Agreement.

(b) Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon a termination of the Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided, without interest, on the earlier of (i) the date which is six months after the Executive’s “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of the Executive’s death.

(c) “Termination of employment,” “resignation” or words of similar import, as used in this Agreement shall mean, with respect to any payments subject to Section 409A, the Executive’s “separation from service” as defined by Section 409A. After any Termination Date, the Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company. If any payment subject to Section 409A is contingent on the delivery of a release by Executive and could occur in either of two years, the payment will occur in the later year.

(d) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Section 5.03 Merger Clause. As of the Commencement Date, this Agreement (together with exhibits attached hereto) contains the complete, full, final and exclusive understanding between the Executive and the Company as to its subject matter hereof and supersedes and replaces any prior term sheets, understandings or agreements between the Executive and the Company (and its affiliates).

Section 5.04 Assignment.

(a) This Agreement is personal to the Executive. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party. For purposes of this Section, consent on the part of the Company means the written, signed consent of the Board. Notwithstanding the foregoing, the Company may assign its rights under this Agreement without any such further consent of the Executive to any successor in interest to the Company including in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, limited liability company, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, limited liability company, partnership, organization or other entity, in which event all references to the “Company” shall be deemed to mean the assignee or a designated affiliate of the assignee. The Executive hereby consents to such assignment as set forth in the immediately preceding sentence and further acknowledges and agrees that no further consent by the Executive is necessary to make such assignment. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

(b) Notwithstanding the foregoing Section 5.04(a), this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any earned and unpaid amounts would otherwise still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, should there be no such designee, to the Executive’s estate.

Section 5.05 Dispute Resolution. Except as provided in the last sentence of this Section, to the fullest extent permitted by law, the Company and the Executive agree to waive their rights to seek remedies in court, including any right to a jury trial. The Company and the Executive agree that any dispute between or among them or their subsidiaries, affiliates or related entities arising out of, relating to or in connection with this Agreement or the Executive’s employment with the Company, will be resolved in accordance with a two-step dispute resolution procedure involving: (1) Step One: non-binding mediation, and (2) Step Two: binding arbitration under the Federal Arbitration Act, 9 U.S.C. section 1 et. seq., or state law, whichever is applicable. Any such mediation or arbitration hereunder shall be conducted in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the JAMS (f/k/a the Judicial Arbitration and Mediation Service) (“JAMS”) pursuant to its then current JAMS Employment Arbitration Rules & Procedures (a copy of which is available through JAM’s website, www.jamsadr.org) (the “JAMS Rules”). Notwithstanding anything to the contrary in the JAMS Rules, the mediation process (Step One) may be ended by either party to the dispute upon notice to the other party that it desires to terminate the mediation and proceed to the Step Two arbitration; provided, however, that neither party may so terminate the mediation process prior to the occurrence of at least one (1) mediation session with the mediator. No arbitration shall be initiated or take place with respect to a given dispute if the parties have successfully achieved a mutually agreed to resolution of the dispute as a result of the Step One mediation. The mediation session(s) and, if necessary, the arbitration hearing shall be held in Philadelphia, Pennsylvania or any other location mutually agreed to by the parties hereto. The arbitration (if the dispute is not resolved by mediation) will be conducted by a single JAMS arbitrator, mutually selected by the parties, as provided for by the JAMS Rules. If required by law, the Company will be responsible for the JAMS charges, including the costs of the mediator and arbitrator, otherwise the parties will share such charges equally. The Company and the Executive agree that the arbitrator shall apply the substantive law of Delaware to all state law claims, federal law to any federal law claims, and the Federal Arbitration Act with respect to disputes concerning this Section, that discovery shall be conducted in accordance with the JAMS Rules or as otherwise permitted by law as determined by the arbitrator. The arbitrator’s award shall consist of a written statement as to the disposition of each claim and the relief, if any, awarded on each claim. The Company and the Executive understand that the right to appeal or to seek modification of any ruling or award by the arbitrator is limited under state and federal law. Any award rendered by the arbitrator will be final and binding, and judgment may be entered on it in any court of competent jurisdiction in Philadelphia, Pennsylvania at the time the award is rendered or as otherwise provided by law. Nothing contained herein shall restrict either party from seeking temporary injunctive relief in a court of law. Judgment upon any arbitration award may be entered into any court having jurisdiction thereof and the parties consent to the jurisdiction of any court of competent jurisdiction located in the Commonwealth of Pennsylvania. Each party shall pay its own legal fees in event of a dispute.

Section 5.06 GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN THE STATE OF DELAWARE, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

Section 5.07 Amendment; No Waiver. No provision of this Agreement may be amended, modified, waived or discharged except by a written document signed by the Executive and duly authorized officer of the Company. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered as a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by any party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any other right or power. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party, which are not set forth expressly in this Agreement.

Section 5.08 280G; Limitations on Payments.

(a) Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 3.03 hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments under this Agreement shall first be reduced, and the noncash severance payments hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such

Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). In all cases, if there are any reductions to the Total Payments under this paragraph, the reduction shall be performed in a manner which results in the greatest after-tax amount being retained by the Executive and in manner which comports with Section 409A.

(b) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company (provided however that Independent Advisors may not without the Executive’s written consent be the firm which serves as the auditor for the ultimate parent of the entity acquiring the Company) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

Section 5.09 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.10 Survival. The rights and obligations of the parties under the provisions of this Agreement that relate to post-termination obligations shall survive and remain binding and enforceable, notwithstanding the expiration of the term of this Agreement, the termination of the Executive’s employment with the Company for any reason or any settlement of the financial rights and obligations arising from the Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.

Section 5.11 Notices. All notices and other communications required or permitted by this Agreement will be made in writing and all such notices and communications will be deemed to have been duly given when delivered or (unless otherwise specified) emailed, mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed, if to the Company, to its General Counsel at its principal office, and if to the Executive, at the Executive’s last address on file with the Company. Either party may change such address from time to time by notice to the other.

Section 5.12 Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

Section 5.13 Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Section 5.14 Contingencies. This Agreement, and Executive’s employment and continued employed, is contingent upon the following: (a) the Company’s receipt of satisfactory results to a standard pre-employment drug screen; (b) the Company’s receipt of satisfactory results to a full pre-employment background check; (c) there being no obligations (disclosed or undisclosed) to any third party, including Executive’s current or prior employer, that would prohibit or purport to prohibit Executive from performing any of Executives’ duties for the Company, in each case as determined by the Company; and (d) the Company’s receipt of proper authorization for Executive to work in the U.S, and Executive’s successful completion and/or satisfaction in a timely manner of any registration, licensing, and/or certification requirements necessary for Executive’s role. If any of the foregoing contingencies is not satisfied, this Agreement shall be null and void, and the Company shall have no further obligations to Executive.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

HARMONY BIOSCIENCES, LLC

By:	/s/ John C. Jacobs
John C. Jacobs
President and CEO

EXECUTIVE

/s/ Sandip Kapadia
Sandip Kapadia

[Signature Page to Executive Employment Agreement]

EXHIBIT A

GENERAL RELEASE AND WAIVER

I, Sandip Kapadia, in consideration of and subject to the performance by Harmony Biosciences, LLC, a Delaware limited liability company (the “Company”), of its obligations under the Executive Employment Agreement, dated as of March 4, 2021 (together with any amendments thereto, the “Agreement”), do hereby release and forever discharge as of the date hereof each of the Company, the other members of the Company Group, their respective affiliates and subsidiaries and all present and former members, managers, directors, officers, agents, representatives, employees, successors and assigns thereof (collectively, the “Released Parties”) to the extent provided below. Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

1.

I understand that the payment of the payments pursuant to Section 3.03 [and Section 3.04, if applicable] of the Agreement (the “Severance Payments”) represent, in part, consideration for signing this General Release and Waiver and is not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the Severance Payments (a) unless I execute this General Release and Waiver and do not revoke this General Release and Waiver within the time period permitted hereafter, (b) if I breach this General Release and Waiver in any material respect or (c) if I breach in any material aspect any provision of Article IV of the Agreement. Such payment will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company, the Company Group or any of their respective affiliates, subsidiaries or successors. Subject to the proviso set forth at the end of Section 2 below, I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company, the Company Group or their respective affiliates or subsidiaries.

2.

Except as provided in Section 4 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, the Company Group or their respective affiliates or subsidiaries, I knowingly and voluntarily (for myself, my heirs, executors, attorneys, representatives, agents, administrators and assigns) fully and unconditionally release and forever discharge the Company, the Company Group and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date I execute this General Release and Waiver) and whether known or unknown, suspected, or claimed against the Company, the Company Group or any other Released Parties which I, my spouse, or any of my heirs, executors, attorneys, representatives, agents, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company, the Company Group or their respective affiliates or subsidiaries (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age

Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; Illinois and/or Pennsylvania Labor Laws or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any employment policies, practices or procedures of the Company, the Company Group or any of or any of their respective affiliates, subsidiaries or successors; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”); provided, however, that this General Release and Waiver does not waive or release any rights or claims that I may have under or against the Released Parties arising out of any of the following (which shall be excluded from the definition of “Claims”): (a) any claims for the payment of earned but unpaid Base Salary through the Termination Date (b) any rights of indemnification or to advancement of expenses, or coverage under any liability insurance policies, whether pursuant to applicable law or contract, (c) any rights as an owner of equity (or holder of equity-baseds awards) in a Released Party, (d) any other vested or accrued amounts to which I am entitled under the express terms of any applicable executive or employee benefit plan, or (e) any claim that may not be waived as a matter of law, including, to the extent applicable, any right to receive an award for information provided to a government agency (except with respect to any discrimination charge filed with or investigation conducted by the Equal Employment Opportunity Commission (the “EEOC”) and any similar state or local agency). For the purpose of implementing a full, knowing and complete release and discharge of the aforementioned Released Parties, I expressly acknowledge that this General Release and Waiver is intended to include in its effect, without limitation, all claims which I do not know or suspect to exist in my favor at the time of execution hereof, and that the Agreement contemplates the extinguishment of any such claim or claims.

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Section 2 above.

4.

I agree that this General Release and Waiver does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release and Waiver. I acknowledge and agree that my separation from employment with the Company, the Company Group or their respective affiliates or subsidiaries in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.

In signing this General Release and Waiver, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release and Waiver shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected or unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and Waiver and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, the Company Group or any other Released Party, or in the event I should seek to recover against Company, the Company Group or any other Released Party in any Claim brought by a governmental agency on my behalf, this General Release and Waiver shall serve as a complete defense to such Claims. I further waive any right to recovery in a proceeding instituted on my behalf by an administrative agency or other entity regarding my employment with, or separation from, the Company, the Company Group or their respective affiliates or subsidiaries. I further agree that I am not aware of any pending charge or complaint of the type described in Section 2 above as of the execution of this General Release and Waiver except for _________________.

6.

I represent that I am not aware of any Claim by me other than the claims that are released by this Agreement. I agree to expressly waive any rights I may have under any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected or unanticipated Claims, as well as under any other statute or common law principles of similar effect.

7.

I agree that neither this General Release and Waiver, nor the furnishing of the consideration for this General Release and Waiver, shall be deemed or construed at any time to be an admission by the Company, the Company Group, any other Released Party or myself of any improper or unlawful conduct.

8.

I agree that I will forfeit the Severance Payments payable by the Company pursuant to the Agreement if I challenge the validity of this General Release and Waiver, provided, however, that the foregoing shall not release any right to challenge, under the Older Worker’s Benefit Protection Act, the knowing and voluntary nature of the release of any age claims in this General Release and Waiver, in court or before the EEOC or any right to file an administrative charge with the EEOC or any other similar federal, state, or local agency (provided, that any right to recover monetary damages in any such proceeding shall be hereby released and waived).

9.

I also agree that if I violate this General Release and Waiver by suing the Company, the Company Group or the other Released Parties in respect of a Claim, I will pay all reasonable costs and expenses of defending against the suit incurred by the Released Parties in the event that they are the prevailing party, including reasonable attorneys’ fees, and return the Severance Payments received by me pursuant to the Agreement. I understand that, if I prevail in any action against the Company, the Company Group or any other Released Parties in respect of a Claim, Company will pay all of my reasonable costs and expenses that I incurred in conjunction with such action, including reasonable attorneys’ fees.

10.

I acknowledge and reaffirm my obligation to abide by the covenants set forth Article IV of the Agreement. I further agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to the Business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data (other than immaterial items that have no value and do not contain confidential information)) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data, except to the extent that I am entitled to retain such materials under the provisions of Article IV of the Agreement.

11.

Nothing in this General Release and Waiver prohibits me from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures, that are protected under the whistleblower provisions of federal law or regulation (or similar state laws) or receipt of awards thereunder. I will not need the prior authorization of the CEO to make any such reports or disclosures, and I will not be required to notify the Company that I have made such reports or disclosures, provided, that nothing shall waive any attorney client or similar privilege of the Company or the Company Group. I will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

12.

Notwithstanding anything in this General Release and Waiver to the contrary, this General Release and Waiver shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any other Released Party of the Agreement after the date hereof.

13.

I hereby waive any reinstatement or future employment with the Company, the Company Group or any of their respective affiliates or subsidiaries and agree never to apply for employment or otherwise seek to be hired, rehired, employed, reemployed, or reinstated by Company, or the Company Group or any of their respective affiliates or subsidiaries without the prior written approval of the Company.

14.

Whenever possible, each provision of this General Release and Waiver, shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release and Waiver is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release and Waiver shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. Upon a finding by a court of competent jurisdiction that any release or agreement in this General Release and Waiver is illegal, void or unenforceable, I agree, at the Company’s option, to execute promptly a release and agreement that is legal and enforceable so long as such release and agreement does not materially change my obligations or impair my rights or benefits hereunder. My failure to comply with the obligations to promptly execute such release will constitute a material breach of this General Release and Waiver.

BY SIGNING THIS GENERAL RELEASE AND WAIVER, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

(ii)

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED [UPDATE AS OF SIGNING];

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)

I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS GENERAL RELEASE AND WAIVER SUBSTANTIALLY IN ITS FINAL FORM ON __________ _____, _________TO CONSIDER IT AND THE CHANGES MADE SINCE THE ______________ ____, ________ VERSION OF THIS GENERAL RELEASE AND WAIVER ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(vi)

I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS GENERAL RELEASE AND WAIVER TO REVOKE IT AND THAT THIS GENERAL RELEASE AND WAIVER SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(vii)	I HAVE SIGNED THIS GENERAL RELEASE AND WAIVER KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(viii)

I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE AND WAIVER MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATED AS OF _____________________, ___________

Sandip Kapadia